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FOR FURTHER INFORMATION:

                                                        For Lazard Freres at
AT ARV                       For ARV at FRB             Principal Communications
Graham P. Espley-Jones       Timothy Kent               Owen Blicksilver
Patrick M. Donovan           Moira Conlon               Arthur O'Connor
(714) 751-7400                (analyst contact)         (212) 303-7600
                             (310) 442-0599
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FOR IMMEDIATE RELEASE
July 23, 1997

                LAZARD FRERES AFFILIATE FUNDS INITIAL INVESTMENT
                    OF $26.9 MILLION IN ARV ASSISTED LIVING

              1.92 Million Newly-Issued Shares Purchased at $14.00

COSTA MESA, CA July 23, 1997 -- ARV Assisted Living (NASDAQ:ARVI) and Prometheus Assisted Living LLC, an affiliate of Lazard Freres Real Estate Investors LLC (LFREI), today announced that LFREI has completed its due diligence and purchased approximately 1.92 million newly-issued restricted common shares of ARV at $14.00 per share, for a total of approximately $26.9 million. The $14.00 share price is an approximately 14% premium over yesterday's closing price, and a 23% premium over the last day of trading prior to the initial announcement.

On July 15, LFREI announced it would invest a total of $135 million to acquire approximately 9.6 million newly-issued shares of ARV at $14.00 per share. In the announced terms of the agreement, the affiliate of Lazard Freres stated that, following its purchase of approximately 1.92 million newly-issued restricted common shares, it would acquire an additional approximately 3.1 million shares, subject to shareholder approval of the transactions, which is expected to be sought in October. The 1.92 million share position represents approximately 16.7% of the Company's newly outstanding shares. Management, which after the issuance of the new shares controls approximately 20.6% of the Company's outstanding shares (excluding the 3.5% owned by the Company's ESOP), has indicated that it supports the transaction and will vote accordingly. The final approximately 4.6 million shares will be purchased by LFREI, as additional capital is needed by ARV, at any time through June 30, 1999. When the transaction is completed, LFREI will hold a 49.9% equity stake in ARV.

ARV Assisted Living, Inc., formerly American Retirement Villas, founded in 1980, is one of the largest operators of assisted living facilities in the nation with 48 facilities with 6,150 units in operation and six facilities with 908 units under construction in California, Florida, Massachusetts, Nevada, and New York.